Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2014, relating to the combined financial statements and financial statement schedule of Ensign Properties (which report expresses an unqualified opinion and includes an explanatory paragraph that refers to related party transactions with The Ensign Group, Inc.) appearing in the Registration Statement on Form 10 (File No. 001-36181) of CareTrust REIT, Inc.

/s/ Deloitte & Touche LLP

Costa Mesa, California

June 9, 2014